Cannabis Company Kaya Holdings, Inc. Executes MOU to Acquire 50% of Athens Based Greekkannabis PC as First Move Into Global Cannabis Markets

FORT LAUDERDALE, FL--November 4, 2019 - Kaya Holdings, Inc. (OTCQB: KAYS), through its majority owned subsidiary, Kaya Brands International, Inc. (“KBI”), announced today that it had executed a memorandum of understanding (“MOU”) setting forth the terms for KBI’s acquisition of a 50% ownership interest in Greekkannabis, PC (“GKC”). GKC is an Athens, Greece based cannabis company which has applied for and is awaiting issuance of a medical cannabis cultivation, processing and export license from the Greek government.

The MOU sets forth an agreement in principle, pursuant to which in consideration for KBI providing the necessary expertise related to cannabis cultivation, processing, brand development and other matters, KBI will have the right to acquire a 50% ownership interest in GKC by reimbursing GKC for 50% of its license application costs (with allowances for KBI’s expenses as well). Consummation of the transaction contemplated by the MOU is subject to, among other customary conditions, satisfactory completion by KBI of its due diligence review of GKC, the drafting, execution and delivery of definitive transaction documentation and final license approval and issuance by the Greek government.

A copy of the executed MOU between GKC and KBI as available here (insert link).

GKC plans to establish its cannabis cultivation and processing facility on land already identified outside of Athens. Project management envisages 3 stages of development, each comprised of 125,000 square feet of light-deprivation greenhouse cultivation. Each phase is expected to produce 93,600 pounds of premium medical cannabis, for an anticipated total project capacity of not less than 280,0000 pounds annually for distribution throughout Europe and other select markets. Greece, as a European Union nation, has easy access to the European market.

“As the first U.S. public company to own and operate legal cannabis stores and farms we acknowledge that we slowed our pace of growth even as other companies moved rapidly,” remarked KAYS CEO Craig Frank. “Our strategy has always been to gain operational experience in Oregon – one of the world’s most intense cannabis environments – and, once the patterns of global cannabis regulations become apparent, expand our operations accordingly. We believe that time has come both for our Kaya Shack™ retail brand through franchising in Canada, and our Kaya Farms™ cultivation brand through farm extensions in Greece and elsewhere. Kaya is committed to leveraging its unmatched operational experience and compelling brands to create exciting opportunities in a still evolving industry”.

KAYS and KBI are represented in Greece by the Athens based law firm of Dalakos Fassolis Theofanopoulos (https://dftlaw.gr/). KBI is the subsidiary formed by KAYS to serve as the corporate home for KAYS expansions abroad.

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About Kaya Holdings, Inc. and Kaya Brands International

(www.kayaholdings.com)

Kaya Holdings, Inc. (“KAYS”) is a vertically integrated legal cannabis enterprise that produces, distribute and/or sells premium medical and recreational cannabis products, including flower, concentrates, oils and extracts, cannabis-infused foods, topicals and cannaceuticals. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB Tier of the over-the counter market under the symbol OTCQB:KAYS.

Brands owned and operated by the KAYS include the Kaya Shack™ brand of licensed medical and recreational marijuana stores (www.kayashack.com) and the Kaya Farms™ brand of cannabis production and processing operations. Other Kaya brands in the extract, oils, edibles, topicals, accessory and cannaceuticals categories are fully developed and pending launch.

Kaya Brands International, Inc., is the subsidiary formed by KAYS to serve as the corporate home for KAYS expansions abroad.

U.S. Cannabis Operations

Kaya Shack™ Retail Cannabis Stores

In 2014, KAYS became the first United States publicly traded company to own and operate a Medical Marijuana Dispensary. KAYS presently operates three Kaya Shack™ OLCC licensed marijuana retail stores to service the legal medical and recreational marijuana market in Oregon.

Kaya Farms™

Eugene, Oregon Indoor Grow, Processing & Cannaceutical Facility: KAYS has developed its own proprietary Kaya Farms™ strains of cannabis, which it grows and produces (together with edibles and other cannabis derivatives) at its 12,000 square foot indoor grow and cannabis manufacturing facility in Eugene, Oregon, capable of producing approximately 1,500 pounds of premium cannabis annually, with the capacity for expansion. The Company also plans to use the space for production of oils, concentrates, extracts, edibles, and cannaceuticals. KAYS is currently conducting limited operations at the facility pending approval transfer of the production and processing licenses to KAYS by the Oregon Liquor Control Commission (the “OLCC”), the Oregon state regulating agency which regulates legal cannabis production, processing and sale.

Lebanon, Oregon Farm & Greenhouse Facility: KAYS owns a 26-acre parcel in Lebanon, Linn County, Oregon which it intends to construct a 85,000-square foot Kaya Farms™ greenhouse cultivation and production facility. To date KAYS has received Linn County Zoning approvals and upon issuance of OLCC Licensing it will begin construction. The farm is intended for immediate development and provides the Company with a potential additional capacity of more than 100,000 pounds annually, to be expanded once export from Oregon to other U.S. States and foreign countries where cannabis use is legal is permitted. Kaya Farms™ operates in accordance with a Grow Operations manual, as well as manuals for compliance, employment matters and safety.

Brand and Product Development:  The Company maintains a genetics library of over 30 strains of cannabis and has also formulated various edibles, cannabis derivatives and marijuana cigarettes under Kaya owned brand names. Pending approval of our production and processing license, the Company has made advances in the development of its Kumba Extracts™, Syzygy Extracts™, Pakalolo Juice Company™ and Kaya Yums™ brands of extracts, oils, vape cartridges, beverages and a variety of edibles, respectively. The brands join the Company’s Kaya Buddies™ pre-rolls, Kaya Gear™ t-shirts, and Really Happy Glass™ accessories already available at Kaya Shack™ stores. Upon successful completion of financing and licensing, KAYS intends to begin a multi-state rollout planned in 2020 to the extent permitted by U.S. legal infrastructure.

International Cannabis Operations- Kaya Brands International

After over five years of conducting “touch the plant” U.S. cannabis operations inside the strict regulatory confines of a public company, KAYS has formed Kaya Brands International, Inc. (“KBI”). to leverage its experience and expand into worldwide cannabis markets. KBI’s current operations and initiatives include:

Canadian Franchising:  KAYS has targeted Canada for its first international sale and operation of Kaya Shack™ cannabis store franchises. KAYS has entered into an area representation agreement with The Franchise Academy (a leading Canadian Franchise Development and Sales Group) to implement the Kaya Shack™ Retail Cannabis Store program in Canada (the only G7 country that has legalized both medical and recreational cannabis production, sale and use on a national level). The agreement targets 75-100 Kaya Shack™ Cannabis Retail locations throughout Canada through a multi-year structured rollout, subject to licensing and market conditions.

The Franchise Academy (http://www.franchiseacademy.ca) and its founder Shawn Saraga, is a member and national sponsor of the Canadian Franchise Association. With over 15 years of industry experience and having successfully closed over 700 franchise agreements and leases across Canada, the Franchise Academy has the knowledge, expertise, network and dedication to assist select franchisors enter the Canadian market.

Additionally, KAYS has retained Toronto, Canada based law firm of Garfinkle Biderman, LLP to prepare the Franchise Disclosure Documents and related items for the sale of Kaya Shack™ cannabis store franchises in Canada. We expect the franchise sale and placement effort throughout Canada to progress over the next 3-24 months. KAYS plans to ultimately expand its franchise operations to the U.S., as regulations and laws permit.

Greece

KAYS has entered into a Memorandum of Understanding (“MOU”) setting forth an agreement in principle for KBI to acquire a 50% ownership interest in Greekkannabis, PC (“GKC”). GKC is a recently formed Athens, Greece based cannabis company which has applied for and is awaiting issuance of a medical cannabis cultivation, processing and export license from the Greek government.

The MOU sets forth an agreement in principle, pursuant to which in consideration for KBI providing the necessary expertise related to cannabis cultivation, processing, brand development and other matters, KBI will have the right to acquire a 50% ownership interest in GKC by reimbursing GKC for 50% of its license application costs (with allowances for KBI’s expenses as well). Consummation of the transaction contemplated by the MOU is subject to, among other customary conditions, satisfactory completion by KBI of its due diligence review of GKC, the drafting, execution and delivery of definitive transaction documentation and final license approval and issuance by the Greek government.

GKC plans to establish its cannabis cultivation and processing facility on land already identified outside of Athens. Project management envisages 3 stages of development, each comprised of 125,000 square feet of light-deprivation greenhouse cultivation. Each phase is expected to produce 93,600 pounds of premium medical cannabis, for an anticipated total project capacity of not less than 280,0000 pounds annually for distribution throughout Europe and other select markets.

In consideration for KBI providing the necessary expertise related to cannabis cultivation, processing, brand development and other matters, GKC has extended an option to KBI to acquire a 50% ownership interest in GKC by reimbursing GKC for 50% of the license application costs (with allowances for KBI’s expenses as well). The agreement is subject to due diligence review by KBI and final licensure by the Greek Authorities.

KAYS and KBI are represented in Greece by the Athens based law firm of Dalakos Fassolis Theofanopoulos (https://dftlaw.gr/). The firm has developed a long-established and well-respected commercial legal practice and has developed a wide international network of correspondent relationships with overseas law offices throughout the world.